EXHIBIT 12
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                                TEREX CORPORATION
                CALCULATION OF RATIO OF EARNINGS TO FIXED CHARGES
                              (amounts in millions)




                                                   Three Months Ended       Six Months Ended
                                                        June 30,                June 30,
                                                ----------------------- ------------------------
                                                    2003       2002        2003        2002
                                                ----------- ----------- ----------- ------------
 Earnings
 Income (loss) from continuing operations
    before income taxes and cumulative effect
    of change in accounting principle...........$  (61.2)   $  16.4     $ (44.7)   $   27.0

   Adjustments:
     Minority interest in losses of
     consolidated subsidiaries..................   ---        ---         ---         ---
     Undistributed (income) loss of less than
     50% owned investments......................   ---        ---         ---         ---
     Distributions from less than 50% owned
     investments................................   ---        ---         ---         ---
     Fixed charges..............................    32.0       24.9        62.5        48.9
                                                ----------- ----------- ----------- ------------

   Earnings.....................................   (29.2)      41.3        17.8        75.9
                                                ----------- ----------- ----------- ------------

 Fixed charges, including preferred accretion
   Interest expense, including debt discount
     amortization...............................    26.3       22.1        51.8        43.8
   Accretion of redeemable convertible
     preferred stock...........................    ---        ---         ---         ---
   Amortization/write-off of debt issuance costs     1.4        1.0         2.7         2.0
   Portion of rental expense representative of
     interest factor (assumed to be 33%)........     4.3        1.7         8.0         3.1
                                                ----------- ----------- ----------- ------------

   Fixed charges................................$   32.0    $  24.8     $  62.5     $  48.9
                                                ----------- ----------- ----------- ------------

 Ratio of earnings to fixed charges.............   ---          1.7x      ---           1.6x
                                                =========== =========== =========== ============

 Amount of earnings deficiency for coverage of
   fixed charges................................$   61.2    $ ---       $  44.7     $ ---
                                                =========== =========== =========== ============

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